UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2006

CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-12716	04-2573920
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Gateway Center, Suite 411, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 527-9933

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-99.1 PRESS RELEASE, DATED MARCH 7, 2006

Item 3.02.      Unregistered Sales of Equity Securities.
     On March 7, 2006, Clinical Data, Inc. (the “Company”), Clinical Data B.V., a wholly-owned subsidiary of the Company, and Genome Express S.A. (“Genome Express”), as well as the shareholders of Genome Express party thereto entered into an agreement whereby the Company, through Clinical Data B.V., acquired all of the capital stock of Genome Express valued at approximately EUR 2.65 million euros (approximately $3.16 million). Of this amount, EUR 200,000 euros (approximately $238,000) was paid in cash and the remainder will be paid through the issuance of 123,179 unregistered shares of the Company’s common stock.
     The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the private placement of these securities pursuant to Regulation S promulgated under the Act because, among other things, the shareholders of Genome Express represented in writing that they were not residents of the United States, acknowledged in writing that the securities constituted restricted securities, and consented to a restrictive legend on the certificates to be issued. The Company has entered into an agreement to register the resale of the common stock issued to the shareholders of Genome Express at closing.
     A press release dated March 7, 2006, announcing the sale of the Company’s purchase of Genome Express and issuance of shares of common stock in connection therewith is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01.      Financial Statements and Exhibits.
(c)	Exhibits.

99.1.	Press Release, dated March 7, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: March 13, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 7, 2006.